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                                                               EXHIBIT 10.5(b)


                    Amendment to Fremont General Corporation
                          Supplemental Retirement Plan


Fremont General Corporation, a Nevada corporation, adds the following paragraph to the Fremont General Corporation Supplemental Retirement Plan (the "Plan"), effective May 1, 1994, as follows:

               4.6 Voting of Employer Stock. A Participant may direct the Trustee as to the manner in which Employer Stock allocated to his Account shall be voted. Before each meeting of the Employer's shareholders, the Trustee shall deliver to each Participant a copy of any proxy solicitation materials together with a form by which the Participant may instruct the Trustee how to vote the Employer Stock allocated to the Participant's Account. The Trustee shall vote Employer Stock through proxy in accordance with instructions received from the Participants. The Trustee shall vote Employer Stock which has not been allocated to a Participant or which is held in a suspense account in accordance with the direction of the Committee, or, in the absence of a direction of the Committee, in direct proportion to the instructions to vote received from the Participants. The Trustee shall vote allocated Employer Stock for which instructions are not received from the Participants in direct proportion to the instructions to vote received from Participants.




Dated: May 11, 1994

                                        Fremont General Corporation, a
                                        Nevada corporation


                                        By: /s/ Raymond G. Meyers
                                            ----------------------------------
                                            Raymond G. Meyers
                                            Senior Vice President